Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 26, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information within Note 16 as to which the date is April 8, 2016 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in SS&C Technologies Holdings, Inc.’s Current Report on Form 8-K dated April 8, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

April 8, 2016